Exhibit 10.16

Bank of Xiamen Xiamen Bank

Credit Facility Agreement

Grantee: Xiamen Pop Culture Co., Ltd.

Grantor: Xiamen Bank Co., Ltd.

Agreement Version No Revised in January 2020

In accordance with the provisions of the Commercial Bank Law of the People’s Republic of China and other relevant laws and regulations, the two parties, on the principle of equality, voluntariness, honesty and credibility, hereby enter into this Agreement through consultation and abide by it jointly.

Part I General Provisions

Chapter I General Provisions

Article 1 Scope and Classification of Credit Business

1.1	Scope of credit business

The Grantee under the Agreement may apply to the Grantor for reinsurance of working capital loans, fixed assets loans, bank acceptance bills, letter of guarantee business, trade financing, discount guarantee of commercial acceptance bills, derivatives trading on behalf of customers and other individual credit business (including but not limited to factoring business). The single credit business under this Agreement includes both single credit business and line credit business.

(1)	The working capital loan business under this Agreement refers to the local and foreign currency loans issued by the Grantor to the Grantee for the daily production and operation turnover of the Grantee.

(2)	The fixed assets loan business under this Agreement refers to the domestic and foreign currency loans granted by the Grantor to the Grantee for the purchase of commercial real estate, machinery and equipment or new construction and renovation of factory buildings, decoration of business premises or other fixed assets investment accepted by the Grantor.

(3)	The bank acceptance bill business under this Agreement refers to the bill financing that is issued by the Grantee who has opened a deposit account at the Grantor, applied to the Grantor and accepted after the Grantor’s examination and approval, and guaranteed to pay the determined amount to the holder unconditionally on a specified date.

(4)	The letter of guarantee business under the Agreement refers to the application made by the Grantee to the Grantor, and the Grantor provides joint and several guarantee for the financing, bidding and contract performance of the Grantee or its designated third party in the form of issuing bank guarantee, issuing guarantee commitment and signing guarantee contract.

(5)	The term “trade financing business” as mentioned in this Agreement refers to that the Grantee applies to the Grantor, and the Grantor opens an international letter of credit (irrevocable documentary letter of credit) for the Grantee. Business, opening domestic letter of credit business, opening letter of guarantee/standby letter of credit business, packing loan business, export bill advance business, import bill advance business, import payment agency business, domestic payment agency business, export 0A accounts receivable financing business, seller’s documentary bill on domestic letter of credit, buyer’s documentary bill on domestic letters of credit and one or more of other international or domestic trade financing business.

(6)	The term “commercial acceptance guarantee discount” as mentioned in the Agreement refers to the credit business in which the Grantor promises to discount the commercial acceptance bill issued and accepted by the Grantee who meets the requirements and is held by the Discount Applicant within a certain period and limit.

(7)	The term “trading of derivatives on behalf of customers” as mentioned in this Agreement refers to the business of entrusting the crediting party to trade derivatives on behalf of customers on the premise that the Grantee party voluntarily assumes risks; Derivatives refer to a financial contract, the value of which depends on one or more underlying assets or indices. The basic types of contracts include forwards, swaps, options and other structured derivatives with one or more of the above characteristics.

1.2	Classification of credit business

(1)	Loan financing business: working capital loan business and fixed assets loan business under the Agreement, as well as packing loan business, export bill advance business, import bill advance business, import payment agency business, domestic payment agency business, export accounts receivable financing business, domestic letter of credit seller’s negotiation Domestic letter of credit, buyer’s documentary bills and other businesses are hereinafter collectively referred to as loan financing business.

(2)	Bank credit business: the bank acceptance business, the issuance of letters of guarantee business under this Agreement, and the issuance of international letters of credit, domestic letters of credit, issuance of letters of guarantee/standby letters of credit business in the trade financing business are hereinafter collectively referred to as bank credit business.

Article 2 Line of Credit

2.1	The amount of credit line that the Grantor agrees to provide to the Grantee under this Agreement is detailed in Article 22 of this Agreement. In case of multi-currency credit, the amount agreed in Article 22 of the Agreement shall be the total amount of RMB and foreign currency.

Article 3 Term of Use of Credit Line

3.1	Refer to Article 23 of the Agreement for the use period of the credit line under the Agreement. A Grantee shall, within the term of use of the credit line, apply to the Grantor for a single line of credit business under the line. If the application exceeds the term of use of the credit line, the Grantor has the right to refuse it.

3.2	Upon the expiration of the term of the credit line agreed in this Agreement, if the Grantor agrees to continue to provide the Credit Line to the Grantee through negotiation, both parties shall sign a written agreement separately.

3.3	The expiration of the term of the credit line does not affect the legal effect of this Agreement and does not constitute a cause for the termination of this Agreement. Both parties shall continue to perform the single credit business according to this Agreement and the relevant single credit documents, and the rights and obligations that have occurred shall be fulfilled.

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Article 4 Use of Credit Line

4.1	Neither this Agreement nor any agreement on the credit line in the individual credit documents under this Agreement indicates that the Grantor must actually grant credit to the Grantee in accordance with the agreed credit line, and the Grantor has the right to adjust the credit line according to the actual situation. The Grantee irrevocably agrees and confirms that: during the term of use of the credit line under the Agreement, the Grantee shall have the right to examine and approve whether to release the credit line on a case-by-case basis in accordance with the actual internal and external conditions (including but not limited to external regulatory requirements, internal credit policy of the Grantor, approval opinions, implementation of guarantee conditions or liquidity of funds of the Grantor and other factors).

4.2	As of the effective date of this Agreement, based on the Credit Facility Agreement or similar agreements and their individual credit documents in effect before, the credit balance of the Grantee incurred at the Grantor shall be deemed as the credit incurred under this Agreement, and the credit line under this Agreement shall be occupied, which shall not be occupied under the circumstances stipulated in Article 4.3 of this Agreement.

4.3	Unless otherwise agreed by both parties, the credit amount corresponding to the margin, deposit certificate (which must be issued at the Grantor), structured deposit financial product or structured deposit product provided by the Grantee and the third party as pledge guarantee does not occupy the credit line under this Agreement, but this part of credit is still bound by this Agreement. And the corresponding credit documents signed by them are still the individual credit documents under this Agreement and constitute an integral part of this Agreement.

4.4	In the case of joint liabilities of several Grantee under this Agreement, the credit balance of any Grantee incurred under this Agreement shall be included in the total credit balance under this Agreement, and all Grantees shall be jointly and severally liable for the aforesaid total credit balance.

Article 5 Documents to be Signed for Individual Credit Business

5.	When a Grantee applies to a Grantor for a single credit business under this agreement, it shall submit a corresponding application and/or loan to the Grantor and/or sign corresponding contracts/agreements with the Grantors (collectively referred to as individual credit documents). The above-mentioned single credit documents are all annexes to this Agreement, which constitute an integral part of this Agreement and have the same legal effect as this Agreement.

5.2	Individual credit documents shall contain all or part of the following contents, and shall not be limited thereto:

(1)	The type, amount, term and purpose of the individual credit business;

(2)	Loan interest rate, interest rate adjustment method and interest settlement method of single credit business;

(3)	Payment method of borrowing funds for single credit business;

(4)	The fees to be paid for applying for doing a single credit business and the method of payment of the fees;

(5)	Repayment method of single credit business;

(6)	The opening and management of the Grantee’s bank account;

(7)	Other contents required by the laws and regulations of the state.

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5.3	When the specific contents of the loan financing business under this Agreement are inconsistent in different individual credit documents, the loan financing business shall be carried out.

The agreement on the loan receipt (if there is no loan receipt for the specific business of bank credit, it is the application for the specific business, the same below) shall prevail.

Article 6 Premise of single credit business

6.1	In conducting single credit business, a Grantee shall satisfy the following conditions according to the requirements of the Grantor:

(1)	This Agreement has come into force;

(2)	Reserve company documents, bills, seals, relevant personnel list and signature samples related to the signing of this Agreement and individual credit documents to the credit granting person, and fill in relevant vouchers;

(3)	To open accounts necessary for performing individual credit business as required by the Grantor;

(4)	If the Grantor requests to provide guarantee (including deposit), the guarantee contract shall remain valid and the statutory examination and approval, registration or filing procedures shall be completed;

(5)	Submit individual credit documents and relevant credit use certification documents to the Grantor before withdrawal, and go through relevant withdrawal procedures;

(6)	Other prerequisites for conducting the business as agreed in the individual credit documents;

(7)	Other conditions that the Grantor considers that the Grantee should satisfy.

The establishment of the above conditions does not mean that the Grantor has the obligation to lend money or provide bank credit when the above conditions are met. However, if the above conditions are not met, the Grantor shall have the right to refuse the application of the Grantee for withdrawal, except that the Grantor agrees to grant the loan.

6.2	The application date of the first single credit business under this Agreement shall not exceed three months after the signing date of this Agreement, otherwise the Grantor has the right to refuse to issue and cancel all the credit lines.

Article 7 Interest Collection and Interest Rate Adjustment (applicable to loan financing business)

7.1	The loan interest rate, loan interest rate adjustment method and interest settlement method of the specific loan financing business under the Agreement shall be governed by the individual credit documents.

7.1.1	(Applicable to RMB Borrowings) The interest rate for RMB borrowings under this Agreement shall be calculated based on the latest loan market quotation rate (LPR) for the corresponding term published by the National Interbank Funding Center prior to (but excluding) the actual lending date plus/minus the corresponding basis points.

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7.1.2	(Applicable to foreign currency loans) The interest rate of foreign currency loans under this Agreement shall be based on the latest interest rate of the corresponding term and type obtained from Reuters before 9:00 on the actual loan release date (Beijing time) plus/minus the corresponding basis points.

7.2	Interest Collection

Unless otherwise agreed by both parties, the interest of the loan under this Agreement shall be calculated from the date when the loan funds are transferred to the loan collection account stipulated in the individual credit documents, and shall be calculated according to the actual withdrawal amount and the number of days of use. The interest shall be calculated on the settlement date and included in the current period. Interest calculation formula: interest = principal * actual days * daily interest rate. The calculation base of daily interest rate is 360 days a year, and the conversion formula is: daily interest rate = annual interest rate / 360 (exception: daily interest rate of Hong Kong dollar, Singapore dollar and British pound = annual interest rate / 365).

7.3	types of loan interest rate adjustment methods

7.3.1	The term “fixed interest rate” refers to the interest rate which is not affected by the adjustment of the statutory interest rate and the market interest rate during the debt performance period.

7.3.2	Floating interest rate means that the interest rate is subject to the possible adjustment of the statutory interest rate and the market interest rate during the debt performance period, but the interest calculated in accordance with the original interest rate before the agreed adjustment date will not be readjusted.

(1)	In the case that the RMB loan under the Agreement is adjusted by the floating interest rate, if it is adjusted annually, the adjustment date shall be the corresponding date after one year of the withdrawal date, and if there is no corresponding date with the withdrawal date in the adjustment month, the last day of that month shall be the corresponding date; In case of quarterly adjustment, the adjustment date shall be January 1, April 1, July 1 and October 1; If the adjustment is made on a monthly basis, the adjustment date shall be the 1st day of each month. On the adjustment date, the Grantor shall determine the new loan interest rate according to the latest corresponding term loan market quotation interest rate (LPR) prior to (excluding) the adjustment date and the plus/minus point values agreed in the individual credit documents under the Agreement without further notice to the Grantee.

(2)	In the case that the foreign currency loan under this Agreement is adjusted by floating interest rate, if it is adjusted annually, the adjustment date shall be December 21 of each year; If adjusted quarterly, the adjustment date is March 21, June 21, September 21 and December 21; If the adjustment is made on a monthly basis, the adjustment date shall be the 21st day of each month. On the Adjustment Date, the Grantor shall, according to the date (Beijing Time), The latest interest rate and the same plus/minus point spread applicable to the same term and the same interest rate type as agreed in the individual credit documents under the Agreement obtained from Reuters before 9:00 shall be readjusted to determine the new borrowing interest rate without further notice to the Grantee; Or according to the latest loan interest rate of the same currency and the same term as agreed in the single credit document implemented by the Grantor, the new loan interest rate is determined without further notice to the Grantee.

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7.4	Penalty Interest

7.4.1	If the Grantee fails to pay the principal and interest of the Loan upon maturity (including the announcement of early maturity by the Grantor), the Grantor shall have the right to the overdue interest.

The overdue interest shall be calculated and collected at a floating rate of 50% over the actual loan interest rate of a single credit business (the agent payment rate is the agent payment rate for domestic agent payment business, the same below) until the principal date on which the Grantee pays off the loan. If the Grantee fails to use the loan fund for the agreed purpose, the Grantor shall have the right to charge default interest on the loan amount used by the Grantee in breach of the contract according to a 100% increase of the loan interest rate actually implemented for a single credit business from the date of default until the principal and interest date on which the Grantee pays off the principal and interest; If the actual loan interest rate for the implementation of the agreement is adjusted according to the agreement and the individual credit documents, the penalty interest rate shall also be adjusted accordingly. For loans that are both overdue and misappropriated, penalty interest shall be charged according to the higher penalty interest rate.

7.4.2	For the interest and default interest which cannot be paid by the Grantee on schedule, the compound interest shall be charged according to the default interest rate stipulated in Article 7.4.1 of this Agreement from the overdue date.

Article 8 Payment of borrowing funds (applicable to borrowing and financing business)

8.1	type of payment method of borrowing funds

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8.1.1	Entrusted payment by the Grantor means that the Grantor, according to the withdrawal application and payment entrustment of the Grantee, pays the borrowing funds to the Grantee’s trading object which meets the agreed purpose of the single credit document through the Grantee’s account.

8.1.2	The Grantee pays independently, that is, after the Grantor releases the borrowing funds to the Grantee’s account according to the drawing application of the Grantee, the Grantee pays independently to the trading object of the Grantee which meets the purposes agreed in the contract. After applying for withdrawal, if the conditions such as external payment and credit rating of the Grantee change, the Grantor has the right to change the payment method of borrowing funds.

8.1.3	Where the payment method is changed or the amount of external payment, the payment object and the use of loan are changed under the entrusted payment method, the Grantee shall provide the Grantor with a written explanation of the change application, re-apply for withdrawal and submit relevant transaction materials evidencing the use of funds.

8.2	Payment standard of borrowing funds

When the amount of single payment for working capital loan business and trade financing business under this Agreement exceeds RMB 10 million, the entrusted payment method must be adopted; When the amount of single payment for fixed assets loan business exceeds 5% of the total investment of the project or exceeds five million RMB, the entrusted payment method must be adopted. Within the scope of the above-mentioned entrusted payment standard, the Grantor has the right to put forward more stringent entrusted payment standard when the Grantee applies for a single credit business. If the Grantor considers that the payment method of the loan funds chosen by the Grantee in the withdrawal application does not meet the requirements, it has the right to change the payment method or stop the issuance and payment of the loan funds. The payment method of the loan funds under this Agreement shall be stipulated in the relevant individual credit documents. The amount payable by the Grantee under this agreement shall not be paid by the Grantee independently.

8.3	specific requirements for entrusted payment of borrowed funds

8.3.1	In case of entrusted payment by the Grantor, the Grantee shall provide the written entrustment document of entrusted payment entrustment, that is, after transferring the borrowing funds to the designated account of the Grantee, the authorized and entrusted Grantor shall directly pay the borrowing funds to the account of the transaction object designated by the Grantee for the purpose specified in the single credit document.

8.3.2	In case of entrusted payment by the Grantor, the Grantee shall provide the information of its loan account, transaction object account, payment amount and certification materials certifying that the current withdrawal is in line with the agreed purpose of the individual credit document to the credit gainer at the time of withdrawal. A Grantee should ensure that all information provided to the grantor is true, complete and valid. Where the Grantor’s entrusted payment obligation fails to be fulfilled in in a timely manner due to the untrue, inaccurate and incomplete relevant transaction information provided by the Grantee, the Grantor shall not bear any liability, and the Grantee’s repayment obligation already incurred hereunder shall not be affected.

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8.3.3	Execution of Entrusted Payments

(1)	If the entrusted payment is made by the Grantor, the Grantor shall, after Grantee submitting the entrusted payment power of attorney and relevant transaction information, pay the borrowing funds to the trading object of the Grantee through the account of the Grantee after examination and approval.

(2)	If the Grantor finds that the use certification materials and other relevant transaction materials provided by the Grantee do not conform to the provisions of this Agreement or have other defects, it has the right to require the Grantee to supplement, replace, explain or re-submit the relevant materials, and before the Grantee submit the relevant transaction materials considered by the Grantor to be qualified, Grantor has the right to refuse the release and payment of the relevant funds.

(3)	in the event of a refund from the account opening bank of the dealing party, resulting in that the Grantor is unable to pay the borrowing funds to its dealing party in in a timely manner according to the payment entrustment from the Grantee, the Grantor shall not bear any liability, and the repayment obligations already incurred by the Grantee under this agreement shall not be affected. The Grantee hereby authorizes the grantor to freeze the funds returned by the account opening bank of the transaction object. In this case, the Grantee shall re-submit the payment entrustment and the use certification materials and other relevant transaction information.

(4)	The Grantee shall not avoid the payment entrusted to the Grantor by breaking up the whole into parts.

8.4	After the loan funds are released, the Grantee shall provide the in a timely manner with the records of the use of the loan funds and the supporting documents for the purpose of the loan as required by the Grantor

Such evidence shall include, but not limited to, evidence of transactions such as purchase and sale contracts, evidence of operating costs and expenses and evidence of other operating turnover expenses, etc.

8.5	In any of the following circumstances, the Grantor has the right to re-determine the loan issuance and payment conditions, or stop the issuance and payment of the loan funds

(1)	The Grantee violates the agreement and evades the entrusted payment of the Grantor by breaking up the whole into parts;

(2)	The credit status of the Grantee declines or the profitability of the main business is not strong;

(3)	Abnormal use of borrowed funds;

(4)	The Grantee fails to provide the in a timely manner with the records and materials on the use of the loan funds as required by the Grantor;

(5)	The Grantee pays the loan funds in violation of this article.

Article 9 Repayment (applicable to loan financing business)

9.1	Repayment Method

9.1.1	The repayment methods of the loan financing business under this Agreement include but are not limited to the following four kinds, and the repayment methods of specific business are agreed by the individual credit documents:

(1)	Interest paid on schedule lump-sum repayment method: the principal repayment date is the maturity date of the loan, and the interest payment date is the interest settlement date stipulated in the individual credit documents. The Grantee shall pay the loan interest on schedule, and repay the principal and the remaining interest in a lump sum at maturity.

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(2)	Interest settlement method: The repayment date and interest payment date are the maturity date of the loan, and the Grantee repays the principal and interest of the loan in a lump sum when it is due.

(3)	Equal principal successive reduction method: the principal of the loan of the Grantee shall be repaid in equal installments, and the repayment date and the interest payment date shall be the interest settlement date stipulated in the individual credit documents. On the date, the Grantee shall pay the principal and interest of the loan of one installment. The first repayment date is shown in the specific business application, and the last repayment date is the maturity date of the loan, and the Grantee pays the remaining principal and interest. Calculation formula:

Repayment of principal and interest per installment = loan principal/total number of repayment installments + loan balance X monthly interest rate

(4)	Matching principal and interest method: the principal and interest of the loan of the Grantee shall be repaid by installments in equal amount, and the principal date and interest payment date shall be the settlement date stipulated in the individual credit documents. On the date, the Grantee shall pay the principal and interest of the loan of one installment. The first repayment date is shown in the specific business application, and the last repayment date is the maturity date of the loan, and the Grantee pays the remaining principal and interest. Calculation formula:

Amount of principal and interest repayment in each period=principal*(1+interest rate)Repayment period (months)*interest rate/[(1+interest rate)Repayment period (months) -1]

9.1.2	The Grantee shall, one working day prior to the principal repayment date and interest payment date, fully deposit the current payable interest, principal and other payables into the repayment account opened by the Grantee with the Grantor, and the Grantor shall have the right to take the initiative to transfer the payment on such principal repayment date and interest payment date, or request the Grantee to cooperate in handling relevant transfer procedures.

9.2	Repayment Account

The information of repayment account shall be stipulated in the individual credit documents.

9.3	Order of loan liquidation

Unless otherwise agreed by both parties, in the case that the Grantee is in arrears with the principal and interest of the loan at the same time, the Grantor has the right to decide the order of repayment of principal or interest; In the case of installment repayment, if there are multiple due loans and overdue loans under the relevant business application and other legal documents, the Grantor has the right to decide the repayment order of a certain repayment of the Grantee; If there are several matured loan agreements between the Grantee and the Grantor, the Grantor has the right to decide the order of the agreement to be fulfilled by each repayment of the Grantee.

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9.4	Supervision of Capital Return Account

The Grantee shall open a fund withdrawal account in the name of the Grantee, and the fund withdrawal of the Grantee shall enter the account. The Grantee shall provide the in a timely manner with information on the movement of funds in and out of the account. The Grantor has the right to ask the Grantee to explain the inflow and outflow of large and abnormal funds in the fund withdrawal account and to supervise the account. The information of the Grantee’s fund withdrawal account shall be stipulated in a single credit document.

9.5.	Prepayment

If the Grantee needs to repay in advance, he shall submit a written application to the Grantor fifteen working days in advance. After examination and approval by the Grantor, the procedures for early repayment shall be handled. The Grantor has the right to determine the order in which the amount of prepayment is used to repay the loan, and the interest charged according to the original agreement is not refundable. If the loan is partially repaid in advance, the principal and interest of repayment shall be re-determined according to the remaining principal from the date of partial repayment. If the Grantor agrees to the early repayment by the Grantee, the standard of liquidated damages shall be stipulated in the individual credit documents.

Article 10 Interest on Advance (applicable to bank credit business)

10.1	Before the maturity of bank credit business or before the Grantor needs to make external payment due to the Grantee’s presentation for payment to the Grantor, the Grantee shall deposit sufficient provision or security for external payment by the Grantor, and the Grantor shall also have the right to actively debit the foreign currency or RMB account of the Grantee in the Credit as provision for external payment. In case the Grantor makes advance payment for external payment due to insufficient provision or deposit, the Grantee shall pay off the said advance payment. From the date of advance payment, the Grantor shall have the right to charge the advance payment interest at the rate of five ten thousandths of the advance payment per day for the amount advanced, and to charge compound interest at the rate of advance payment agreed in this paragraph.

Article 11. Security

11.1	The Grantee shall provide guarantee as required by the Grantor. As for the specific mode of guarantee, the Grantor and the guarantor shall sign a separate guarantee contract.

11.2	Margin Guarantee

11.2.1	The Grantor may collect part of the funds from the Grantee as security deposit according to the specific circumstances when a single credit business is actually narrated under this Agreement. The Grantee shall open a margin account with Grantor and deposit the margin required by the Grantor into the margin account. The amount of the margin and the information of the margin account shall be stipulated in a single credit document.

11.2.2	The margin funds shall be frozen after entering the margin account, and shall be deemed to be specified and transferred to the possession of the Grantor, and the Grantee shall not ask for withdrawal before the credit debt guaranteed by the margin is fully repaid. The funds in the margin account and the deposit interest generated therefrom shall jointly serve as the pledge guarantee provided by the Grantee to the Grantor under this Agreement.

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11.2.3	The guarantee scope of the above-mentioned margin pledge includes the principal of the guaranteed debt and the interest generated therefrom. (Including possible overdue interest, penalty interest, debt interest during delay in performance, etc.) And expenses (including but not limited to liquidated damages, damages, notarization fees, attorney fees and expenses paid by Grantor to realize Grantor’s rights).

11.2.4	If the Grantee fails to pay off the due debts under the Main Contract or the debts declared to be matured in advance, or violates any agreement of this Agreement, the Grantor shall have the right to directly deduct the deposit in the above-mentioned deposit account for settlement without notifying the Grantee.

Article 12 Declarations and commitments

12.1	The Grantee declares as follows:

(1)	The Grantee is legally registered and legally existing, and has the full civil rights and capacity required for signing and performing this Agreement;

(2)	The signing and performance of this Agreement is based on the true intention of the Grantee, which has been legally and effectively authorized in accordance with the requirements of its articles of association or other internal management documents, and will not violate any agreements, contracts and other legal documents binding on the Grantee; All relevant approvals, permits, filings or registrations required for the execution and performance of this Agreement have been or will be obtained by the Grantee;

(3)	The transaction background of the business applied for by the Grantee to the Grantor is true and legal, and is not used for illegal purposes such as money laundering;

(4)	The Grantee does not conceal the events that may affect the financial status and performance ability of the guarantor;

(5)	The Grantee and any of its shareholders and affiliated companies are not involved in any liquidation, bankruptcy, reorganization, merger (merger), division, reorganization, dissolution, capital reduction or similar legal procedures, nor is there any situation that may lead to such legal procedures;

(6)	The Grantee is not involved in any economic, civil, criminal, administrative or similar arbitration proceedings that may have a significant adverse impact on him or her, and there are no circumstances that may lead to his or her involvement in such proceedings or similar arbitration proceedings;

(7)	None of the material assets of the Grantee is subject to any enforcement, seizure, seizure, freezing, lien or supervision measures, nor is there any situation that may lead to the involvement of such measures.

12.2	The Grantee undertakes as follows:

(1)	The in a timely manner shall perform the payment and liquidation obligations to the Grantor;

(2)	Submit its financial statements (including but not limited to annual report, quarterly report and monthly report) and other relevant information to the credit provider on a regular basis or in a timely manner as required by the Grantor. Grantee ensures the financial indicators of the Grantee continuously meets the requirements of the Grantor;

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(3)	The loan project of the Grantee and the borrowing matters under this Agreement meet the requirements of laws and regulations;

(4)	If the Grantee has entered into or will enter into a counter-guarantee agreement or similar agreement with the Guarantor of this Agreement in respect of its guarantee obligations, such agreement will not prejudice any rights of the Grantor under this Agreement;

(5)	Accept the credit inspection and supervision of the Grantor, and give adequate assistance and cooperation; If the Grantee pays independently, it shall regularly report the payment and use of the loan funds in accordance with the requirements of the Grantor;

(6)	Prior consent shall be obtained from the Grantor upon the occurrence of any circumstance that may affect the financial status and performance ability of the Grantee or the Guarantor, including but not limited to merger, division, capital reduction, equity transfer, external investment, substantial increase in debt financing, transfer of material assets and Grantor’s rights and other matters that may adversely affect the debt repayment ability of the Grantee;

(7)	The Grantee shall notify the in a timely manner to the Grantor if:

a.	Alteration of the articles of association, business scope, registered capital and legal representative of the Grantee or guarantor;

b.	Undertake any form of joint operation, joint venture with foreign investors, contractual management, reorganization, restructuring, planned listing and other changes in the mode of operation;

c.	Involved in major litigation or arbitration cases, or property or collateral is seized, detained or supervised, or new security is set on collateral;

d.	Closure, dissolution, liquidation, suspension of business for rectification, cancellation, revocation of business license, (being) applied for bankruptcy, etc;

e.	Shareholders, directors and current senior managers are suspected of major cases or economic disputes;

f.	The event of breach of contract of the Grantee occurs under other contracts;

g.	Difficulties in operation and deterioration of financial situation occur.

(8)	All documents, financial statements, vouchers and other information provided by the Grantee to the Grantor under this Agreement are true, complete, accurate and valid;

(9)	The Grantor shall have the right to withdraw the loan in advance according to the fund withdrawal of the Grantee;

(10)	When the business of export tax rebate pledge loan occurs under this Agreement, the Grantor shall have the right to deduct the export tax rebate immediately after it enters into the export tax rebate pledge account, so as to pay off the debt of export tax refund pledge loan under this Agreement;

(11)	Matters not stipulated in this Agreement and individual credit documents shall be handled in accordance with the relevant provisions and business practices of the Grantor.

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Article 13 disclosure of related party transactions within a Grantee group

13.1	When a Grantee belongs to a group client as determined by Grantor in accordance with the Guidelines on Risk Management of Credit Business for Group Clients of Commercial Banks, the Grantee shall in a timely manner to report to the Grantor any related party transactions of more than 10% of the net assets, including the related party relationship of the parties to the transaction, transaction items and nature, transaction amount or corresponding proportion, and pricing policies (including transactions with no amount or only nominal amount).

13.2	In case of any of the following circumstances regarding the Grantee, the Grantor has the right to unilaterally decide to stop the credit not yet used by the Grantee and take back the part in advance or all of them have been used but the credit has not been settled, or 100% of the deposit is required to be made up: to take advantage of the false contract with the related party to discount or pledge the Grantor’s rights such as notes receivable and accounts receivable without real trade background to the bank to obtain bank funds or credit; Major mergers, acquisitions and reorganizations occur, which the Grantor believes may affect the safety of loans; Through related party transactions, intentionally evade bank Grantor’s rights; Other circumstances stipulated in Article 18 of the Guidelines for Risk Management of Credit Business of Commercial Banks’ Group Clients.

Article 14 Events of Breach of Contract and Treatment

14.1	One of the following matters shall constitute or be deemed to be an event of default of the Grantee under this Agreement:

(1)	The Grantee fails to perform the payment and repayment obligations to the Grantor as agreed in the Agreement;

(2)	The Grantee fails to use the loan funds in the way agreed in this agreement or fails to use the funds obtained for the purposes agreed in this agreement;

(3)	The statements made by the Grantee in this agreement are untrue or violate the promises made by the Grantee in this agreement;

(4)	In case of any of the circumstances specified in Clause 12.2.6 of the Agreement, the Grantor believes that it may affect the financial status and performance capability of the Grantee or the Guarantor, and the Grantee fail to provide new guarantee or replace the Guarantor as required by the Grantor;

(5)	The credit status of the Grantee declines, or the Grantee’s profitability, solvency, operating capacity and cash flow and other financial indicators deteriorate, which breaks through the index constraints or other financial agreements agreed in this Agreement;

(6)	A default event occurs under the agreement between the Grantee and the Grantor or other institutions of Bank of Xiamen Co Ltd A; default event occurs under the agreement between the Grantee and its affiliates and other financial institutions;

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(7)	The Guarantor breaches the provisions of the Guarantee Contract, or other events of default occur under other contracts with the Grantor or other institutions of Bank of Xiamen Co Ltd;

(8)	The Grantee terminates its business or there is an event of dissolution, revocation or bankruptcy;

(9)	The performance of the obligations under this Agreement has been or may be affected by the fact that the Grantee is involved in or may be involved in major economic disputes, lawsuits or arbitrations, or its assets are sealed up, detained or enforced, or it is placed on file for investigation by judicial organs or administrative organs of taxation, industry and commerce according to law or it is punished according to law;

(10)	The performance of the obligations under this Agreement has been or may be affected by the abnormal change, disappearance or judicial investigation or restriction of personal freedom of the principal investors and key management personnel of the Grantee;

(11)	When the Grantor examines the financial situation and performance ability of the Grantee, it finds that there are circumstances that may affect the financial situation and performance ability of the Grantee or guarantor;

(12)	Large and abnormal capital inflow and outflow occur in the designated capital withdrawal account, and the Grantee can not provide the explanatory materials approved by the Grantor;

(13)	According to the reasonable judgment of the Grantor, other events occur which may substantially damage the rights and interests of the Grantor under the individual credit business and have material adverse effects on the continuous performance of such business, including but not limited to: the markets (such as foreign exchange rate, interest rate, industry and relevant derivatives market) related to the individual business or the operation of the Grantee; Policy and regulation (monetary, fiscal, industry, regional development, etc.); Major adverse changes in the political and financial situations of other countries and other force majeure events; The performance ability of other parties involved in a single business has undergone significant adverse changes.

14.2	When the event of default specified in the preceding paragraph occurs, the Grantor has the right to take the following measures respectively or simultaneously according to the specific circumstances:

(1)	requiring the Grantee and the guarantor to correct their breach of contract within a time limit;

(2)	To declare that all or part of the loan principal and interest and other payables of the loan financing business under this Agreement are due immediately;

(3)	No matter whether the conditions for the performance of the bank credit business under this Agreement are due or fulfilled, the Grantee shall be required to deposit the full amount of security deposit as required by the Grantor in advance;

(4)	Terminate or rescind this Agreement, and terminate or rescind other contracts between the Grantee and the Grantor in whole or in part;

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(5)	requiring the Grantee to compensate for the loss caused to the Grantor by its breach of contract;

(6)	Deduct the amount in the accounts opened by the Grantee in the Grantor and other institutions of Bank of Xiamen Co Ltd. to pay off all or part of the debts owed by the Grantee to the Grantor under this Agreement, and without prior notice to the Grantee. Undue amounts in the account are deemed to be due in advance. If the account currency is different from the credit business valuation currency, it shall be converted according to the foreign exchange rate applicable to the Grantor at the time of deduction, and the exchange rate risk shall be borne by the Grantee;

(7)	requiring the Grantee to provide a new guarantee and/or to replace the guarantor;

(8)	Exercise the real right of security;

(9)	Requiring the guarantor to assume the guaranty liability;

(10)	Collect default interest, advance interest and compound interest from the Grantee according to the agreement;

(11)	other measures deemed necessary and possible by the Grantor.

14.3	If this Agreement contains multiple Grantees, the Grantor shall have the right to take any legal or agreed remedies for breach of contract against all the Grantees in the event that any one of the Grantees fails to perform the obligations agreed under this Agreement or in the event of breach of contract agreed under this Agreement.

Article 15. Reservation of rights

15.1	Failure by either party to exercise part or all of its rights under this Agreement, or failure to require the other party to perform or assume part or all of its obligations and liabilities shall not constitute a waiver of such rights or a waiver of such obligations and liabilities by such party.

15.2	Any forbearance, extension or delay by one party to the other party in exercising its rights under this Agreement shall not affect any right it may have under this Agreement and under the laws and regulations, nor shall it be deemed as a waiver of such right.

Article 16 Effectiveness, Alteration and Rescission of the Agreement

16.1	The Agreement shall come into force as of the date when the legal representatives (responsible persons) of both parties or their authorized agents sign or affix the seals of both parties.

16.2	This Agreement may be altered or modified in writing by both parties through negotiation, and any alteration or modification shall constitute an integral part of this Agreement.

16.3	Unless otherwise stipulated by laws and regulations or agreed by the parties, this Agreement shall not be terminated before the rights and obligations hereunder are fully performed.

16.4	Where the Grantor fails to perform the Agreement or fails to perform the Agreement in accordance with the Agreement due to changes in laws and regulations, regulatory provisions or requirements of regulatory authorities, the Grantor has the right to terminate or change the performance of the Agreement in accordance with changes in laws and regulations, regulatory provisions or requirements of regulatory authorities. If the termination or modification of the agreement for such reasons makes the Grantor unable to perform or fail to perform in accordance with the agreement, the Grantor shall be exempted from liability.

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Article 17 Application of Law and Dispute Resolution

17.1	This Agreement shall be governed by the laws of the People’s Republic of China (excluding Hong Kong, Macao Special Administrative Region and Taiwan).

17.2	The dispute jurisdiction and settlement methods shall be subject to the provisions of Article 26 of this Agreement. During the period of dispute, both parties shall continue to perform the terms not involved in the dispute. The costs of litigation (or arbitration) arising out of the dispute and reasonable attorney’s fees paid by the other party, as well as litigation (Or arbitration) other costs (including but not limited to property preservation fees, appraisal fees, travel expenses, notarization fees, translation fees, appraisal and auction fees, execution fees and so on) shall be borne by the defaulting party.

Article 18 Other Agreements

18.1	The valid vouchers of Grantor’s rights of the Grantor under this Agreement shall be subject to the accounting vouchers issued and recorded by the Grantor in accordance with its own business regulations.

18.2	any notice or communication under this agreement shall be delivered to the other party in writing according to the address or other contact information recorded on the signature page of this Agreement. when a party changes its communication and contact address, it shall notify the other party in in a timely manner in writing.

18.3	Unless otherwise agreed in this Agreement or in the supplementary agreement signed by the Grantor and the Grantee, the Grantor and the Grantee shall treat assignment of Grantor’s Rights under the Agreement as follows: The Grantee agrees that the Grantor has the right to unilaterally decide to assign all or part of the Grantor’s Rights under the Agreement to any third party; The notice of assignment of the Grantor’s right given by the Grantor to the Grantee shall go into effect on the Grantee as of the date it is given; Hereby, the Grantee irrevocably promises that it agrees that the Grantor is entitled to unilaterally accept the entrustment of the assignee of the Grantor’s rights to continue to manage the Grantor’s rights and corresponding security rights of the Grantee. Management matters include but not limited to agency deduction of funds in the accounts of the Grantee and the Guarantor for payment of the payables under the Agreement, agency collection, litigation and preservation of the Grantee and the Guarantor on behalf of the Grantee on this Grantor’s rights. Where the Grantor deducts the payables on behalf of the Grantee, the Grantee agrees that the Grantor shall have the right to directly deduct the amounts in the Discretionary Repayment Account and other accounts opened by the Grantee and the Guarantor at the headquarter and branches of the Grantor and the Credit for the payment of principal and interest due and payable and other amounts payable by the Grantee and the Guarantors, without notifying the Grantee and the Guarantors.

18.4	Without the written consent of the Grantor, the Grantee shall not transfer any rights and obligations under this Agreement to any third party.

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18.5	If the Grantor needs to entrust other institutions of Bank of Xiamen Co Ltd. to perform the rights and obligations under this Agreement due to business needs, or the business under this Agreement shall be assigned to other institutions of Xiamen Bank Co Ltd. to undertake and manage, which shall be recognized by the Grantee. Other institutions of Bank of Xiamen Co Ltd. authorized by the Grantor or other institutions of Bank of Xiamen Co Ltd. undertaking the business under this Agreement shall have the right to exercise all rights under this Agreement and shall have the right to apply to this Agreement in the name of such institutions for disputes under this Agreement. The agreed arbitration committee applies for arbitration or brings a lawsuit or applies for enforcement to the court with jurisdiction in the place where the institution is located.

18.6	Except for the expenses explicitly stipulated by laws and regulations to be borne by the Grantor, any other expenses under this Agreement shall be borne by the Grantee.

18.7	Without prejudice to other provisions of this Agreement, this Agreement is legally binding on both parties and their respective successors and assigns.

18.8	If a provision or part of a provision of this Agreement is or becomes invalid, the invalidity of such provision or part shall not affect the validity of this Agreement or any other provision of this Agreement or any other part of such provision.

18.9	Grantor has the right to provide the information related to this agreement and other related information of Grantee to the credit information system of The People’s Bank Of China and other credit information databases established according to law in accordance with relevant laws, regulations and regulatory provisions, so as to be inquired and used by institutions or individuals with appropriate qualifications according to law. For the purpose of conclusion and performance of this agreement, the Grantor also has the right to inquire the relevant information of the Grantee through the credit information system of The People’s Bank Of China and other credit information databases set up according to law.

18.10	The Grantee agrees that the Grantor will entrust a third party to handle the ancillary business related to this Agreement (including but not limited to the development and maintenance of the Grantor’s system, printing and mailing of relevant vouchers such as reconciliation documents, arrears collection, property evaluation and other outsourced work items permitted by laws and regulations) in accordance with the provisions of laws and regulations. And the Grantee agrees that the Grantor shall hand over the relevant information and materials of the Grantee hereunder to the said third party for handling the entrustment matters.

18.11	If deemed necessary by the Grantor, the Grantee shall complete the notarization of this Agreement. Such notarization shall have the effect of enforcement, and the Grantee undertakes that the Grantee is willing to accept enforcement according to law when the Grantee fails to perform its obligations or fails to perform its obligations completely.

18.12	In case of any discrepancy between the special terms of partial credit business in Part II of this Agreement and the general terms in Part I, the agreement in Part II shall prevail.

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Part II Special Terms and Conditions for Partial Credit Business

Article 19 Special Terms and Conditions for Fixed Assets Loan Business

19.1	In addition to the preconditions agreed in Article 6 of this Agreement, the Grantee shall also meet the following conditions when applying for fixed assets loans:

(1)	The Grantee has submitted the project feasibility study report, the project approval document and other approval documents that must be provided according to law to the Grantor;

(2)	The Grantee has submitted the current valid business license, articles of association, and the recent financial statements on the date of withdrawal to the Grantor;

(3)	The capital in the same proportion as the proposed loan has been fully put in place, and the actual progress of the project matches the amount of investment already made;

(4)	If the amount of single payment exceeds 5% of the total investment of the project, or exceeds RMB 5 million (including, or foreign currency equivalent), the Grantor has the right to require the Grantee to provide written documents confirming the progress and quality of the project signed by supervision, evaluation, quality inspection and other three parties.

Article 20 Special Clauses for Bank Acceptance Business

20.1	Contents of bank acceptance bill

(1)	The contents of bank acceptance bills under a single credit business shall be stipulated in a single credit document.

(2)	The acceptance agreement number in a single credit document refers to the content of “Acceptance Agreement Number” recorded on the face of the bank acceptance bill issued by the Grantor, which is not the same as the content of “Number” in a single credit document.

20.2	Before a Grantee applies for a bank acceptance bill, the following conditions must be met in addition to the preconditions agreed in Article 6 of this Agreement:

(1)	The Grantee has provided the original and copy of the transaction contract and the relevant trade background transaction information certified by the Grantor;

(2)	The Grantee has provided the guaranty money pledge according to the requirements of the single credit granting document;

(3)	The Grantee has paid off the open management fee in a lump sum in accordance with the provisions of the Grantor;

(4)	other conditions that the Grantor considers the Grantee should satisfy.

20.3	Rate and penalty

(1)	When a Grantee applies to a Grantor for acceptance of a bill of exchange, he shall pay to the Grantor a handling fee equivalent to five ten thousandths of the face value of the bill.

(2)	When the Grantee applies for acceptance of the bill of exchange from the Grantor, it shall pay the exposure management fee to the Grantor in accordance with the relevant provisions of the Grantor. The exposure management fee shall be calculated on the basis of the difference between the acceptance amount of a single application and the deposit and the pledge amount of the deposit certificate of the Bank. The exposure management fee rate shall be stipulated in the single credit facility document and shall be paid by the Grantee in a lump sum prior to acceptance.

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(3)	If the Grantee fails to make up the full amount of the bill when the bank acceptance bill matures, no matter whether the holder presents for payment or not, it will lead to the credit of the Grantor to make advances on the bank acceptance bill, which occupies the credit funds of the Grantor, and the day when the bank accepts the bill advances is the next day of the maturity date specified in the bank acceptance draft.

Article 21 Special Terms for the Business of Issuing Letter of Guarantee

21.1	Issuing and Charging of Letter of Guarantee

(1)	Where the Grantor accepts the application of the Grantee and issues a letter of guarantee or provides other forms of bank guarantee as required by the Grantee, the detailed contents of the letter of guarantee or other forms of bank guarantee shall be subject to the agreement in the letter of guarantee issued by the Grantor or other bank guarantee documents, and the contents of such documents are detailed in Draft Specimen Guarantee Document attached to a single credit granting document.

(2)	The Grantee will pay the handling fee for issuing the letter of guarantee to the Grantor on time, and the basis, standard and method of calculating and collecting the fee shall be implemented in accordance with the relevant provisions of the Grantor. The specific amount and method of handling fees shall be stipulated in the individual credit documents. For the expenses that cannot be foreseen at the time of signing the single letter of credit and should be borne by the Grantee after issuing the letter of guarantee, the Grantee will pay the amount and method required by the Grantor to the Grantor.

21.2	Modification of the contents of the guarantee

(1)	The Grantee shall submit a written application to the Grantor (in the form provided by the Grantor to the Grantee) for the amendment of the guarantee.

(2)	When the amendment of the guarantee involves the amount, currency, interest rate, term or other terms that the Grantor considers necessary to increase the guarantee, the Grantor shall have the right to require the Grantee to increase the deposit, and/or require the Grantee to obtain the written consent of the counter-guarantor on the written application, and/or to provide other guarantees, otherwise, the Grantor shall have the right to refuse to accept the amendment application of the Granteee.

(3)	If the Grantee needs to amend the relevant text of the Guarantee, it shall pay a one-time amendment fee of RMB 300 yuan to the Grantor.

(4)	The amendment of the letter of guarantee does not change the other rights and obligations of the Grantee in a single credit document.

21.3	External payments and interest

The Grantee agrees that in the event of a claim arising from the letter of guarantee business under a single letter of credit, if the Grantee’s claim document is in conformity with the agreement of the letter of guarantee upon examination and verification by the Grantor, the Grantor shall have the right to make payment directly to the other party without obtaining the consent of the Grantee.

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21.4	Supplementary undertaking of the Grantee

(1)	Any promises made, any restrictions on rights and any expenses paid by the Grantor in the relevant text of the Guarantee are made at the request of the Grantee, and any losses suffered by the Grantor shall be borne by the Grantee, Grantor has the right to directly deduct them from the account opened by the Grantee in Xiamen Bank Co Ltd. There is no need to inform the Grantee in advance;

(2)	If the letter of guarantee is entrusted to other banks for transfer/transmission, the Grantee agrees to bear all risks and responsibilities of the Grantor to the transfer/transmission bank under the transfer/transmission letter of guarantee;

(3)	With respect to any circumstance affecting the Grantorr’s guarantee liability, such as the execution and termination of the basic contract, basic transaction on which the letter of guarantee is based, etc The Grantee shall notify the Grantor immediately;

(4)	Without the written consent of the Grantor, the Grantee shall not modify the content of the basic contract on which the letter of guarantee is based;

(5)	The Grantee shall cooperate with the Grantor to go through the relevant procedures for the performance of the contract under the external guarantee;

(6)	The risks of loss, delay, error, omission, damage, etc. In the process of mailing, telecommunication transmission or other transmission of the incoming and outgoing letters, telegrams and documents under the business of issuing letters of guarantee and the risks arising from the credit provider’s use of third-party services shall be borne by the Grantee.

21.5	Supplementary Agreement on Issuing Letter of Guarantee

The Grantor only deals with the documents or certificates, and is not responsible for the disputes arising from the basic contract involved, and the Grantor is not responsible for the authenticity, delay and loss in the process of mailing when dealing with the documents or certificates.

Part III Special Provisions

(When an option appears in the following special provisions, put an “X” in the mouth to indicate that it is applicable and an “X” to indicate that it is not applicable)

Article 22 Amount of Credit Line

The credit line provided by the Grantor to the Grantee under the Agreement is:

Currency Type: RMB

Amount: Three million yuan

Article 23 Term of Use of Credit Line

The use period of the credit line determined in this Agreement is from May 26, 2020 to May 26, 2023.

Article 24 Joint Liabilities (applicable when the fiduciaries are two or more parties)

Whether all obligations of all the Grantee under this Agreement are jointly and severally liable:

☒	Yes;

☒	No.

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Article 25 Other agreements

Credit funds shall not be diverted to house purchase. If credit funds are used for house purchase, the Grantor shall have the right to cancel the contract and receive the loan in advance.

Article 26 Any dispute arising from or in connection with this Agreement shall be settled through negotiation by both parties; If the negotiation fails, both parties agree to adopt the following methods to solve the problem:

☒	bring a lawsuit to the People’s Court of the place where the Grantor is located.

☑	The dispute shall be submitted to the Arbitration Commission for arbitration in accordance with the arbitration rules in effect at the time of submission of the application for arbitration. The award of the arbitration shall be final and binding upon both parties. When submitting to arbitration, both parties agree to choose summary procedure to hear the case.

The parties hereto acknowledge that all litigation and arbitration documents in connection with any dispute arising under this Agreement(Including but not limited to first instance, second instance, retrial, execution procedure, application for payment order, special procedure stage for realizing security interest and all documents of arbitration procedure. Legal documents include, but are not limited to, indictment or arbitration application, evidence materials, summons, notice of response to an action, notice of proof, notice of hearing, judgment or award, ruling, conciliation statement, notification of performance within a specified time limit, appeal petition, execution notice, etc.)The contact address of the other party recorded on the signature page of this Agreement shall be the address for service. The relevant legal documents shall be deemed to have been served three working days after they are sent by express mail at the above address for service. If the address is changed, the other party shall be notified in writing within one working day after the change, otherwise the original address for service shall prevail.

Article 27 Text of the Agreement

This agreement is made in triplicate with equal legal effect.

[No text below this page]

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[There is no text on this page, which is the signing page of the Credit Facility Agreement of Xiamen Bank Co., Ltd.]

The Grantee acknowledges that the Grantee has carefully read all the terms and conditions of this Agreement, and that the Grantee has been reminded by the relevant persons of the Grantor that it may require the relevant persons of the Grantor to make full explanations and explanations of any provisions before signing this Agreement, and that it has fully explained and explained the questions and information raised by the Grantee in relation to the relevant provisions. The meaning of all terms and conditions of this agreement is now fully understood by the Grantee. Therefore, after careful consideration, the Grantee agrees to accept all the terms and conditions.

This agreement is signed by and between the following parties on May 26, 2020

Grantee	Grantor

Authorized Signatory: /s/Zhuoqin Huang	Authorized Signatory: /s/Binjia Wang

Contact address: Room 102, No. 23,	Contact Address: 101 Hubin North Road,

Wanghai Road,	Siming District, Xiamen

Seal: /s/Xiamen Pop Culture Co., Ltd.	Seal: /s/ Xiamen Bank Co., Ltd.

Signature of witness:

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